EXHIBIT 99.1

Mid-Con Energy Partners, LP Announces Third Quarter 2018 Operating and Financial Results

TULSA, November 5, 2018 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announces operating and financial results for the third quarter ended September 30, 2018.

“We are pleased to report that the third quarter of 2018 showed continued growth and improvement across almost all areas of the Partnership,” commented Jeff Olmstead, President and CEO. “We continue to focus on improving our balance sheet, optimizing our capital allocation, and building our inventory of future projects.  As we announced previously, we used some of our available liquidity during the quarter to add several new projects in Wyoming and Oklahoma at acquisition prices that resulted in our leverage ratio covenant continuing to improve. Production during the quarter grew by 23%, compared to the previous quarter, due to these recent acquisitions and results from our capital spending. Adjusted EBITDA increased, resulting in our leverage ratio covenant, as calculated by our lenders, decreasing to 2.86X for the period ending September 30, 2018.”

THIRD QUARTER 2018 SUMMARY

•

Closed on the acquisition of multiple oil and gas properties in Oklahoma in July 2018 for a purchase price of $8.3 million, subject to customary post-closing adjustments and the resolution of certain title defects. The properties consist of approximately 1,084 MBoe in proved developed producing reserves as of the end of the second quarter of 2018, with average daily net production of 223 Boe/d during May 2018.

•

Closed the Worland acquisition in July 2018 for a purchase price of $5.0 million, subject to customary post-closing adjustments. The properties consist of approximately 1,071 MBoe in proved developed producing reserves as of the end of the second quarter of 2018, with average net production of 544 Boe/d during May 2018.

•

Closed the Wyoming acquisition in July 2018 for a purchase price of $1.0 million, subject to customary post-closing adjustments. The properties consist of large grassroots waterflood prospects in the Powder River Basin.

•	Average daily production of 3,609 Boe/d, an increase of 23.0% sequentially and an increase of 3.1% year-over-year.
•	Realized prices per Boe, inclusive of cash settlements from matured derivatives and premiums paid, averaged $49.59/Boe, a decrease of 5.6% sequentially and an increase of 23.3% year-over-year.
•	Lease operating expenses (“LOE”) of $6.7 million, an increase of 26.7% sequentially and an increase of 8.7% year-over-year.
•	Net loss of $3.3 million in the third quarter of 2018, a decrease of 51.1% sequentially and a decrease of 57.7% year-over-year.
•	Adjusted EBITDA of $7.5 million, a 12.7% increase sequentially and a 91.7% increase year-over-year.
•

As of September 30, 2018, we had $96 million in outstanding debt, an increase of $9.0 million from June 30, 2018, and a decrease of $3.0 million from the beginning of the year. Our Debt/EBITDA, as calculated by our credit agreement, was 2.86x, down from 3.14x for the previous quarter. (1)

•

The Partnership spent excess cash on $2.3 million in capital expenditures (“CAPEX”) to drill three producing wells, performed two recompletions, six capital workovers, and re-entered one plugged well to re-establish production.

(1)

Our Credit Agreement calls for us to calculate our leverage ratio covenant for the period beginning October 1, 2017 on an annualized basis until we reach September 30, 2018. At that point in time the calculation returns to a trailing-twelve-month test. This calculation also includes certain pro-forma adjustments for acquisitions and divestitures during the calculation period.

The following table reflects selected unaudited operating and financial results for the third quarter of 2018, compared to the second quarter of 2018 and the third quarter of 2017. Mid-Con Energy’s unaudited condensed consolidated financial statements are included at the end of this press release.

	Three Months Ended
	September 30,	June 30,	September 30,
($ in thousands)	2018	2018	2017
Average net daily production (Boe/d)(1)	3,609	2,934	3,500
Oil & natural gas sales including cash settlements from matured derivatives, net of premiums(2)	$16,462	$14,014	$12,951
Net loss	$(3,349)	$(6,855)	$(7,921)
Adjusted EBITDA(3)	$7,475	$6,630	$3,899

(1) Production volumes in Boe equivalents calculated at a Btu conversion rate of six Mcf per Bbl.

(2) Net premiums include those incurred previously, or upon settlement, that are attributable to instruments that settled during the period.

(3) Non-GAAP financial measure. Please refer to the related disclosure and reconciliation of net income (loss) to Adjusted EBITDA included in this press release.

THIRD QUARTER 2018 RESULTS

Production - Production for the third quarter of 2018 was 332 MBoe, or 3,609 Boe/d. On a daily basis, this represented a 23.0% increase sequentially and a 3.1% increase year-over-year. The sequential increase was primarily due to acquisitions in Oklahoma and Wyoming during the third quarter 2018. The year-over-year increase was primarily due to acquisitions during 2018, partially offset by the sale of our Southern Oklahoma assets in December 2017.

Price Realizations - Oil and natural gas sales were $19.1 million in the third quarter of 2018, or $57.67/Boe. On a per Boe basis, this represented a 4.9% decrease sequentially and a 33.0% increase year-over-year. Cash settlements paid for matured derivatives, inclusive of net premiums, were $2.7 million in the third quarter of 2018, or $8.08/Boe. Cash settlements paid for matured derivatives, inclusive of net premiums, were $8.17/Boe in the second quarter of 2018. Cash settlements paid for matured derivatives, inclusive of net premiums, were $3.15/Boe in the third quarter of 2017. The resulting realized prices, after incorporating cash settlements from matured derivatives, inclusive of net premiums, were $49.59/Boe in the third quarter of 2018, $52.49/Boe in the second quarter of 2018, and $40.22/Boe in the third quarter of 2017. The sequential decrease in realized prices was due to lower oil quality in Worland and higher differentials in our other Wyoming and Texas properties. This decrease was partially offset by higher WTI prices and higher average derivative pricing.

Lease Operating Expenses - LOE was $6.7 million in the third quarter of 2018, representing a 26.7% increase from the second quarter of 2018 and an increase of 8.7% from the third quarter of 2017. LOE in the third quarter of 2018 was $20.04/Boe, an increase of 1.9% sequentially and an increase of 5.4% year-over-year. The sequential and year-over-year increase on an LOE/Boe basis is primarily due to higher lifting costs in acquired assets.

Production Taxes - Production taxes in the third quarter of 2018 were $1.2 million, or $3.48/Boe, reflecting an effective tax rate of 6.1%. Production taxes in the second quarter of 2018 were $1.0 million, or $3.61/Boe, for an effective tax rate of 6.0%. Production taxes in the third quarter of 2017 were $0.9 million, or $2.66/Boe, reflecting an effective tax rate of 6.1%. The increase in effective tax rate sequentially was primarily due to the acquisition of production in areas with higher production tax rates.

Impairment Expense – There was no impairment expense recorded for the third quarter 2018. For the second quarter of 2018, we recorded $1.0 million of non-cash impairment expense. For the third quarter of 2017, we recorded $4.9 million of non-cash impairment expense.

Depreciation, Depletion and Amortization Expenses (“DD&A”) - DD&A for the third quarter of 2018 was $4.8 million, or $14.49/Boe. On a per Boe basis, DD&A increased 14.1% from the second quarter of 2018 and increased 7.3% from the third quarter of 2017. The sequential and year-over-year increase was primarily due to the net impact to of the Oklahoma and Wyoming acquisitions and Southern Oklahoma divestiture.

General and Administrative Expenses (“G&A”) - G&A for the third quarter of 2018 was $1.5 million, or $4.50/Boe, and included $0.3 million, or $0.91/Boe, of non-cash equity-based compensation expense related to the Partnership’s Long

Term Incentive Program. G&A for the second quarter of 2018 was $1.4 million, or $5.09/Boe and included $0.1 million, or $0.48/Boe, of non-cash equity-based compensation expense related to the Partnership’s Long Term Incentive Program. G&A for the third quarter of 2017 was $1.2 million, or $3.69/Boe, and included $0.1 million, or $0.23/Boe, in non-cash equity-based compensation expense related to the Partnership’s Long Term Incentive Program. Excluding non-cash equity based compensation, G&A was consistent with the second quarter of 2018 and the third quarter of 2017.

Net Interest Expense - Net interest expense for the third quarter of 2018 was $1.6 million compared to $1.4 million for the second quarter of 2018 and $1.6 million for the third quarter of 2017. Sequentially, the higher net interest expense is primarily due to rising underlying market rates and higher borrowings outstanding. The year-over-year net interest expense remained flat due to lower borrowings outstanding that were offset by rising underlying market rates. The average effective interest rate for the third quarter of 2018 was 5.6%. For the second quarter 2018, the average effective interest rate was 5.2%. For the third quarter of 2017, average effective interest rate was 4.0%.

Net Loss- For the third quarter of 2018, Mid-Con Energy reported a net loss of $3.3 million. Net loss per limited partner unit was $0.14 (basic and diluted) based on the weighted average limited partner units outstanding during the period of 30.4 million (basic and diluted). Net loss for the second quarter of 2018 was $6.9 million, or $0.26 (basic and diluted) per limited partner unit, based on a weighted average of 30.3 million (basic and diluted) limited partner units outstanding during the period. Net loss for the third quarter of 2017 was $7.9 million, or per limited partner unit of $0.29 (basic and diluted), based on a weighted average limited partner units of 30.0 million (basic and diluted). The positive sequential variance was primarily attributable to increased production and lower impairment expense, offset by lower realized commodity prices and higher operating expenses. The positive variance year-over-year was primarily attributable to an increase in realized commodity prices and lower impairment expense.

Adjusted EBITDA - Adjusted EBITDA, a non-GAAP measure, for the third quarter of 2018 was $7.5 million, or $22.52/Boe. Adjusted EBITDA was $24.83/Boe in the second quarter of 2018 and $12.11/Boe in the third quarter of 2017. The sequential decrease in Adjusted EBITDA per Boe, was primarily due to higher basis differentials in Wyoming and Texas and higher lifting costs in acquired assets, partially offset by higher production. The year-over-year increase in Adjusted EBITDA, on a per Boe basis, was primarily due to higher commodity prices.

OKLAHOMA ACQUISITION

On July 2, 2018, we acquired multiple oil and natural gas properties located in Oklahoma for a purchase price of $8.3 million, subject to customary post-closing sale price adjustments and the resolution of certain title defects. The effective date of the acquisition was July 1, 2018. The properties consist of approximately 1,084 MBoe in proved developed producing reserves as of the end of the second quarter of 2018, with average daily net production of 223 Boe/d during May 2018.

WORLAND ACQUISITION

On July 27, 2018, we acquired multiple oil and natural gas properties and mid-stream assets located in Washakie County, Wyoming for a purchase price of $5.0 million, subject to customary post-closing sale price adjustments. The effective date of the acquisition was January 1, 2018. The properties consist of approximately 1,071 MBoe in proved developed producing reserves as of the end of the second quarter of 2018, with average daily net production of 544 Boe/d during May 2018.

WYOMING ACQUISITION

On July 10, 2018, we acquired multiple oil and natural gas properties located in Campbell County, Wyoming, for a purchase price of $1.0 million, subject to customary post-closing sale price adjustments. The effective date of the acquisition was July 1, 2018. The properties consist of large grassroots waterflood prospects located in the Powder River Basin.

LIQUIDITY

At September 30, 2018, the Partnership’s total liquidity of $28.1 million consisted of $0.1 million of cash and $28 million of available borrowings under its revolving credit facility, net of $1.0 million outstanding standby letter of credit. At November 5, 2018 the Partnership’s total liquidity of $29.5 million consisted of $0.5 million of cash and $29.0 million of available borrowings under its revolving credit facility, net of $1.0 million outstanding standby letters of credit.

HEDGING SUMMARY

Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows by reducing the Partnership’s exposure to short-term fluctuations in oil prices. We believe this risk management strategy will serve to secure a portion of our revenues and, by retaining some opportunity to participate in upward price movements, may also enable us to realize higher revenues during periods when prices rise.

As of November 5, 2018, the following table reflects volumes of Mid-Con Energy’s production hedged by commodity derivative contracts, with the corresponding prices at which the production is hedged:

OIL HEDGES	4Q18	1Q19	2Q19	3Q19	4Q19	1Q20	2Q20	3Q20
Collar Volume (Bbl/d)	1,141	—	—	—	—	—	—	—
Call Strike Price ($/Bbl)	$53.13	$—	$—	$—	$—	$—	$—	$—
Put Strike Price ($/Bbl)	$43.57	$—	$—	$—	$—	$—	$—	$—

WTI Swap Volume (Bbl/d)	467	1,938	1,798	1,720	1,664	1,646	1,607	1,554
Swap Price ($/Bbl)	$54.19	$56.24	$56.15	$56.10	$56.05	$55.17	$55.17	$54.06

Put Volume (Bbl/d)(1)	326	—	—	—	—	—	—	—
Put Strike Price ($/Bbl)(1)	$45.00	$—	$—	$—	$—	$—	$—	$—

Total Hedged Volume (Bbl/d)	1,934	1,938	1,798	1,720	1,664	1,646	1,607	1,554
Floor Strike Price ($/Bbl)	$46.38	$56.24	$56.15	$56.10	$56.05	$55.17	$55.17	$54.06
% Hedged(2)	63%	63%	59%	56%	54%	54%	52%	51%

(1) Deferred premium puts include premiums that are to be paid monthly as the contracts settle (refer to our SEC filings for additional details).

(2) Estimated percent hedged based on the mid-point of annual 2018 Boe production guidance updated 11/05/2018, multiplied by an approximate 93% oil weighting based on third quarter 2018 reported production volumes.

2018 GUIDANCE

The following outlook is subject to all the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. These estimates and assumptions reflect management’s best judgment based on current and anticipated market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.

FY2018 Guidance as of 11/05/2018	2018
Net production (Boe/d)(1)	3,200 - 3,400
Lease operating expenses per Boe	$20.00 - $21.00
Production taxes (% of total revenue)	6.50% - 7.00%
Estimated capital expenditures	$8.7 MM

(1) Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.

THIRD QUARTER 2018 CONFERENCE CALL

As announced on October 24, 2018, Mid-Con Energy’s management will host a conference call on Tuesday, November 6, 2018, at 9:00 a.m. ET. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 5076536) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on "Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A replay of the conference call will be available through November 13, 2018, by dialing 1-855-859-2056 (Conference ID: 5076536). Additionally, a webcast archive will be available at www.midconenergypartners.com.

ABOUT MID-CON ENERGY PARTNERS, LP

Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, acquire, and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery. Mid-Con Energy’s core areas of operation are located in Oklahoma, Texas, and Wyoming. For more information, please visit Mid-Con Energy’s website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” “pursue,” “target,” “will” and the negative of such terms or other comparable terminology. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy’s filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the “Forward-Looking Statements” and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2017, and in other documents and reports we file from time to time with the SEC.

Mid-Con Energy Partners, LP and subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per unit data)

	September 30, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$126	$1,832
Accounts receivable
Oil and natural gas sales	7,725	5,262
Other	1,617	103
Prepaid expenses and other	242	166
Assets held for sale, net	430	2,058
Total current assets	10,140	9,421
Property and equipment
Oil and natural gas properties, successful efforts method
Proved properties	391,560	335,796
Unproved properties	1,564	369
Other property and equipment	427	427
Accumulated depletion, depreciation, amortization and impairment	(149,393)	(129,101)
Total property and equipment, net	244,158	207,491
Other assets	1,599	2,451
Total assets	$255,897	$219,363

LIABILITIES, CONVERTIBLE PREFERRED UNITS AND EQUITY
Current liabilities
Accounts payable
Trade	$1,048	$593
Related parties	4,507	1,631
Derivative financial instruments	10,644	4,252
Accrued liabilities	2,011	603
Liabilities related to assets held for sale	—	77
Total current liabilities	18,210	7,156
Derivative financial instruments	7,326	666
Long-term debt	96,000	99,000
Other long-term liabilities	52	70
Asset retirement obligations	39,192	10,249
Commitments and contingencies
Class A convertible preferred units - 11,627,906 issued and outstanding, respectively	21,411	20,534
Class B convertible preferred units - 9,803,921 and 0 issued and outstanding, respectively	14,587	—
Equity, per accompanying statements
General partner	(815)	(572)
Limited partners - 30,436,124 and 30,090,463 units issued and outstanding, respectively	59,934	82,260
Total equity	59,119	81,688
Total liabilities, convertible preferred units and equity	$255,897	$219,363

(Unaudited)

Mid-Con Energy Partners, LP and subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per unit data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues
Oil sales	$18,765	$13,731	$49,240	$42,343
Natural gas sales	380	233	812	917
Other operating revenues	320	—	320	—
(Loss) gain on derivatives, net	(6,358)	(2,749)	(19,240)	2,916
Total revenues	13,107	11,215	31,132	46,176
Operating costs and expenses
Lease operating expenses	6,654	6,122	16,706	16,695
Oil and natural gas production taxes	1,157	857	2,992	2,366
Other operating expenses	288	—	288	—
Impairment of proved oil and natural gas properties	—	4,850	9,710	22,522
Depreciation, depletion and amortization	4,812	4,350	11,646	13,850
Dry holes and abandonments of unproved properties	10	—	195	—
Accretion of discount on asset retirement obligations	404	142	748	386
General and administrative	1,494	1,188	4,746	4,485
Total operating costs and expenses	14,819	17,509	47,031	60,304
Loss on sales of oil and natural gas properties, net	(1)	—	(389)	—
Loss from operations	(1,713)	(6,294)	(16,288)	(14,128)
Other (expense) income
Interest income	1	3	3	8
Interest expense	(1,620)	(1,626)	(4,369)	(4,615)
Other income	20	4	20	70
(Loss) gain on settlements of asset retirement obligations	(37)	(8)	12	(13)
Total other expense	(1,636)	(1,627)	(4,334)	(4,550)
Net loss	(3,349)	(7,921)	(20,622)	(18,678)
Less: Distributions to preferred unitholders	1,148	783	3,303	2,275
Less: General partner's interest in net loss	(39)	(94)	(243)	(222)
Limited partners' interest in net loss	$(4,458)	$(8,610)	$(23,682)	$(20,731)
Limited partners' interest in net loss per unit
Basic and diluted	$(0.14)	$(0.29)	$(0.78)	$(0.69)
Weighted average limited partner units outstanding
Limited partner units (basic and diluted)	30,392	30,042	30,292	29,972

Mid-Con Energy Partners, LP and subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash Flows from Operating Activities
Net loss	$(20,622)	$(18,678)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, depletion and amortization	11,646	13,850
Debt issuance costs amortization	503	1,023
Accretion of discount on asset retirement obligations	748	386
Impairment of proved oil and natural gas properties	9,710	22,522
Dry holes and abandonments of unproved properties	195	—
(Gain) loss on settlements of asset retirement obligations	(12)	13
Cash paid for settlements of asset retirement obligations	(102)	(30)
Mark to market on derivatives
Loss (gain) on derivatives, net	19,240	(2,916)
Cash settlements (paid) received for matured derivatives	(5,988)	524
Cash settlements received from early termination of derivatives	—	147
Cash premiums paid for derivatives	(200)	(5,009)
Loss on sales of oil and natural gas properties	389	—
Non-cash equity-based compensation	670	409
Changes in operating assets and liabilities
Accounts receivable	(2,463)	697
Other receivables	(646)	150
Prepaids and other	(76)	363
Accounts payable - trade and accrued liabilities	689	1,009
Accounts payable - related parties	2,452	(557)
Net cash provided by operating activities	16,133	13,903
Cash Flows from Investing Activities
Acquisitions of oil and natural gas properties	(21,626)	(4,668)
Additions to oil and natural gas properties	(6,072)	(7,281)
Additions to other property and equipment	—	(133)
Proceeds from sales of oil and natural gas properties	1,163	—
Net cash used in investing activities	(26,535)	(12,082)
Cash Flows from Financing Activities
Proceeds from line of credit	20,000	6,000
Payments on line of credit	(23,000)	(6,000)
Offering costs	—	(92)
Debt issuance costs	(651)	—
Proceeds from sale of Class B convertible preferred units, net of offering costs	14,847	—
Distributions to Class A convertible preferred units	(2,000)	(1,500)
Distributions to Class B convertible preferred units	(500)	—
Net cash provided by (used in) financing activities	8,696	(1,592)
Net (decrease) increase in cash and cash equivalents	(1,706)	229
Beginning cash and cash equivalents	1,832	2,359
Ending cash and cash equivalents	$126	$2,588

NON-GAAP FINANCIAL MEASURES

This press release, the financial tables and other supplemental information include “Adjusted EBITDA,” which is a non-generally accepted accounting principles (“Non-GAAP”) measure used by our management to describe financial performance with external users of our financial statements.

The Partnership believes the Non-GAAP financial measure described above is useful to investors because it is used by many companies in its industry as a measurement of financial performance and is commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus (minus):

•	Interest expense, net;
•	Depreciation, depletion and amortization;
•	Accretion of discount on asset retirement obligations;
•	Impairment of proved oil and natural gas properties;
•	Dry holes and abandonments of unproved properties;
•	(Gain) loss on derivatives, net;
•	Cash settlements received (paid) for matured derivatives, net;
•	Cash settlements received (paid) for early terminations of derivatives;
•	Cash premiums received (paid) for derivatives, net;
•	Non-cash equity-based compensation; and
•	(Gain) loss on sales of oil and natural gas properties, net.

Mid-Con Energy Partners, LP and subsidiaries

Reconciliation of Net Loss to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2018	2018	2017
Net loss	$(3,349)	$(6,855)	$(7,921)
Interest expense, net	1,619	1,410	1,623
Depreciation, depletion and amortization	4,812	3,393	4,350
Accretion of discount on asset retirement obligations	404	191	142
Impairment of proved oil & natural gas properties	—	959	4,850
Dry holes and abandonment of unproved properties	10	97	—
Loss on derivatives, net	6,358	9,500	2,749
Cash settlements (paid) received for matured derivatives, net	(2,483)	(2,181)	323
Cash settlements received for early termination of derivatives	—	—	147
Cash premiums paid for derivatives, net	(200)	—	(2,438)
Non-cash equity-based compensation	303	128	74
Loss (gain) on sales of oil and natural gas properties	1	(12)	—
Adjusted EBITDA	$7,475	$6,630	$3,899

INVESTOR RELATIONS CONTACT

IR@midcon-energy.com

(918) 743-7575